CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the CM Advisors Family of Funds and to the use of our report dated April 25, 2018 on the financial statements and financial highlights of CM Advisors Fixed Income Fund and CM Advisors Small Cap Value Fund, each a series of shares of beneficial interest in CM Advisors Family of Funds. Such financial statements and financial highlights appear in the February 28, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 26, 2018